Filed Pursuant to Rule 424(b)(3)
Registration No. 333-160449

Prospectus Supplement No. 1
(To prospectus dated January 15, 2010)

FUSHI COPPERWELD, INC.
1,240,529 Shares of Common Stock

This prospectus supplement, dated June 30, 2010, supplements the prospectus dated January 15, 2010 of Fushi Copperweld, Inc., relating to the resale by selling stockholders of Fushi Copperweld, Inc. of up to 940,529 shares of our common stock par value $0.006 per share (“Common Stock”) and 300,000 shares of Common Stock underlying warrants.  You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus.  This prospectus supplement is not complete without, and may not be utilized except in connection with, the prospectus, including any amendments or additional supplements thereto.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THE PROSPECTUS FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SELLING STOCKHOLDERS

The information in the table appearing under the caption “Selling Stockholders” on page 6 of the prospectus is amended by amending the information with respect to one of the Selling Stockholders, Hua-Mei 21st Century, LLC (“Hua-Mei”) and adding new Selling Stockholders to reflect the transfer and assignment of the securities described below.  The table assumes that all such shares of Common Stock are sold pursuant to this offering and that no other shares of Common Stock are acquired or disposed of by the Selling Stockholders prior to the termination of this offering.

The amendments to the table below reflect the partial assignment and transfer by Hua-Mei of (1) Series A Warrants to purchase 25,000 shares of Common Stock, Series B Warrants to purchase 10,000 shares of Common Stock and Series C Warrants to purchase 25,000 shares of Common Stock to Ephraim Fields and (2) Series A Warrants to purchase 75,000 shares of Common Stock and Series B Warrants to purchase 30,000 shares of Common Stock to Peter Siris.  Peter Siris and Ephraim Fields are each “Accredited Investors,” as such term is defined in Regulation D under the Securities Act of 1933, as amended.  The lock-up period with respect to the transferred securities described above expired on February 23, 2010.

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering	Maximum Number of Shares to Be Sold	Shares Beneficially Owned After Offering	Percentage Ownership After Offering (%)
Hua-Mei 21st Century, LLC (6)	75,000(7)	75,000	0	*
Ephraim Fields (10)	60,000	60,000	0	*
Peter Siris (11)	105,000	105,000	0	*

(7) Reflects Series C Warrants to purchase 75,000 shares of the Company’s Common Stock.

(10)  Reflects Series A Warrants to purchase 25,000 shares of the Company’s Common Stock, Series B Warrants to purchase 10,000 shares of the Company’s Common Stock and Series C Warrants to purchase 25,000 shares of the Company’s Common Stock.

(11)  Reflects Series A Warrants to purchase 75,000 shares of the Company’s Common Stock and Series B Warrants to purchase 30,000 shares of the Company’s Common Stock.

The date of this prospectus supplement is July 2, 2010.